1831 Lefthand Cir, Longmont, CO 80501
                        303-651-0277 - 303-651-6371 (fax)
                           www.MountainEngineering.com


May 18, 2001

To:      Bob Genesi, CEO, World Internetworks, Inc.
From:    Peter Groel, President, Mountain Engineering II, Inc.

                       Starlite licensing option agreement

1.       Option and License

              a. License Option Right. Upon delivery of the funding described in
         Section 4 below, MEII will grant GTData Corporation and/or its parent corporation World Internetworks, Inc. (collectively "GTData") an exclusive, non-restrictive, perpetual, sublicensable worldwide license to manufacture, brand and sell the Starlite tape drive, an IBM 3590 compatible tape drive; this license extends to a 3590E compatible tape drive, and further includes all tape drives that use the IBM 3590 cartridge as specified in ANSI NCITS 315-xxx (collectively, the "Starlite"). The license will include a license to use any intellectual property or patents of MEII or third parties that are utilized in the Starlite drives. MEII will authorize GTData to purchase the MEII proprietary ASICs (3) used in Starlite from the supplier.

         Upon the delivery of the initial funding described in section 4 below, the parties will enter into a definitive licensing agreement containing mutually acceptable terms and conditions which are consistent with this agreement.

              b. License Option Grant. GTData's option to acquire the Starlite license from MEII in Section 1.a. above is granted in consideration of a warrant to acquire 300,000 shares of Common Stock of World Internetworks, Inc. (the "Warrrant"). GTData's right to acquire the Starlite license referenced in 1.a above will continue until October 31, 2001. In order to exercise this option, GTData is required to deliver the funding describe in section 4 below.

2.       Transition to Manufacturing

         MEII will complete the development and assist GTData - or any organization authorized by GTData - with the transition of the product to manufacturing. Attached is a 7 month development schedule. MEII expects that at least one manufacturer's representative will work with MEII at the location of MEII starting no later than 2 months after the start of the project.

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3.       Engineering and pre-production cost

         GTData's $600,000 development payment as described in 4 below is a non-recoverable expense (NRE). This includes the cost to procure the components and build 15 prototypes to be used for testing, shows and demonstrations, etc. Not included are the costs to build additional units and manufacturing costs, such as tooling charges and agency approval ("Tooling Costs"). Any additional but required development costs for the initial 3590 Starlite beyond the initial $600,00 and Tooling Costs will act as a credit against future royalties in section 6 below.

4.       Funding

              In order to secure the license for all Starlite drives, GTData will fund MEII for the initial 3590 development and manufacturing effort in accordance with the following:

              a. An initial payment of $300,000 is due on or before October 31, 2001. MEII will start the development under this agreement once this payment is received.

              b. GTDATA will make two additional payments of $150,000 each no later than 60 and 120 days after the delivery of the actual payment set forth in 4.a. above.

              c. In the event that GTData makes the initial payment in section 4.a. above but does not subsequently make the payments described in 4.b., GTData's license to the Starlite drives will continue on a non-exclusive basis. Both parties acknowledge that in such event, further funding will be necessary to complete development. The parties may terminate this agreement at any time by mutual written consent.

              Additional development costs for the IBM 3590E compatible drive are estimated to approximate $300,000. MEII will develop this drive at GTData's election and upon delivery of development funding for same. The 3590E funding will occur as an NRE. Both companies will negotiate in good faith about the funding and development of an IBM 3590E compatible tape drive, once more information about this development is known.

5.       Start of the agreement:

         This agreement shall be effective on the date that this agreement is executed and the Warrant is delivered.

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6.       Royalty

         GTData will pay a royalty to MEII for all sales of the Starlite drives which are sold by GTData or its agents according to the following.

         Units sold                 Royalty

         1-999                      $950/each
         1000-1999                  $750/each
         2000-9999                  $500/each
         10000 and above            $250/each

7.       Ownership; Non-solicitation

         a. Ownership. Both parties acknowledge that MEII owns all intellectual property necessary to develop, deliver and sell the Starlite under this Agreement and the contemplated license, except for certain intellectual property relating to the 3590 technology owned by IBM. MEII has a licensing agreement with IBM in place for the IBM 3590 intellectual property, although IBM may require an additional license for manufacturing, if the manufacturer is not MEII. The cost of this license is additional to the NRE payment in section 4. The licensing agreement between IBM and MEII is covered by a NDA.


         b. Non-solicitation. From the date of this Agreement and until terminated, MEII will not solicit or engage in any negotiation, or enter into any relationship that could impair MEII's ability to perform this agreement and grant GTDATA an exclusive license to the Starlite.

         c. Authorization; Noncontravention. MEII represents and warrants to GTData that MEII has full power and authority to execute, deliver, and perform this Agreement, and in executing and performing this Agreement MEII will not violate the terms of any other agreement with any third party. MEII further represents and warrants that subject to 7.a above, it owns all right, title and interest in and to the Starlite.

8.       Sale of Starlite

         With this license GTData may sell Starlite without any restrictions. GTData agrees to sell Starlite to MPTapes at conditions not less favorable than GTData grants others, independent of the quantities purchased by MPTapes.

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              This Agreement may be signed in counterparts,  each of which shall be deemed an original and all of which shall constitute one instrument.

World Internetworks, Inc.                   Mountain Engineering II, Inc.

By: /s/ Robert Genesi                       By: /s/ Peter Groel
---------------------                       -------------------
        Robert Genesi                               Peter Groel
Its:    CEO                                 Its:    President




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